July 1, 2021
Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
Re:    Post-Effective Amendment No. 1 to Registration Statement on Form S-8 filed by Titan International, Inc.

Ladies and Gentlemen:
We have acted as counsel for Titan International, Inc., a Delaware corporation (the “Company”), in connection with the registration of 2,885,632 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company that may be issued or delivered and sold pursuant to the Titan International, Inc. 2005 Equity Incentive Plan (the “2005 Plan”) and the Titan International, Inc. Equity and Incentive Compensation Plan (together with the 2005 Plan, the “Plans”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plans and authorized forms of stock option, stock appreciation right, restricted stock, restricted stock unit, performance share or performance unit or other applicable agreements thereunder will be, when issued or delivered and sold in accordance with the applicable Plan, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plans will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plans will be approved by the Board of Directors of the Company or an authorized committee thereof.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-220024) filed by the Company to effect registration of the Shares under the Securities Act of 1933

Titan International, Inc.
July 1, 2021

(the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Jones Day